PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 24 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                      Dated December 9, 2002
                                                                 Rule 424(b)(3)

                                 Morgan Stanley

                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                             ---------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:        $500,000,000

Maturity Date:           December 13, 2004

Settlement Date
  (Original Issue
  Date):                 December 13, 2002

Interest Accrual Date:   December 13, 2002

Issue Price:             100%

Interest Payment
  Dates:                 Each March 13, June 13, September 13 and
                         December 13, beginning March 13, 2003

Interest Payment
  Period:                Quarterly

Base Rate:               LIBOR Telerate

Index Maturity:          Three months

Index Currency:          U.S. dollars

Spread
  (Plus or Minus):       Plus 0.28% per annum

Initial Interest Rate:   To be determined on the second London banking
                         day immediately preceding the original issue date

Initial Interest Reset
  Date:                  March 13, 2003


Interest Reset Dates:    Each interest payment date

Interest Reset Period:   Quarterly

Interest Determination
  Dates: The second London banking day immediately preceding each interest reset date

Reporting Service:       Telerate (Page 3750)

Book-Entry Note or
  Certificated Note:     Book-entry note

Senior Note or
  Subordinated Note:     Senior note

Calculation Agent:       JPMorgan Chase Bank (formerly known as
                         The Chase Manhattan Bank)

Minimum
  Denomination:          $1,000

Specified Currency:      U.S. dollars

Business Day:            New York

CUSIP:                   61745ESC6

Other Provisions:        See below

    Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

UTENDAHL CAPITAL PARTNERS L.P.                      WILLIAMS CAPITAL GROUP L.P.


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Supplemental Information Concerning Plan of Distribution:

     On December 9, 2002, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 99.75% which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .25% of the principal amount of the Senior Floating Rate Notes.

                                                     Principal Amount of Senior
                 Name                                   Floating Rate Notes
                 ----                                --------------------------
Morgan Stanley & Co. Incorporated........................    $490,000,000
Utendahl Capital Partners L.P............................       5,000,000
Williams Capital Group L.P...............................       5,000,000
                                                             ------------
  Total..................................................    $500,000,000
                                                             ============